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                                                                     EXHIBIT 8.1

                                                      SOUTHTRUST TOWER
BAKER                                                 420 TWENTIETH STREET NORTH
DONELSON                                              SUITE 1600
BEARMAN, CALDWELL                                     BIRMINGHAM, ALABAMA 35203
& BERKOWITZ, PC                                       PHONE:  205.328.0480
                                                      FAX:  205.322.8007

                                                      www.bakerdonelson.com

                                  July 5, 2005

Medical Properties Trust, Inc.
1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242

Re:   Medical Properties Trust, Inc.

      Qualification as a Real Estate Investment Trust

Dear Ladies and Gentlemen:

      We have acted as counsel to Medical Properties Trust, Inc., a Maryland corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-11 filed by the Company with the Securities and Exchange Commission (the "SEC") on October 26, 2004 (File No. 333-119957) as amended through the date hereof (the "Registration Statement"). You have requested our opinion regarding certain United States federal income tax matters.


      The Company, through MPT Operating Partnership, L.P., a Delaware limited partnership, (the "Operating Partnership") and its subsidiary limited liability companies and partnerships (collectively the "Subsidiaries"), owns interests in twelve healthcare facilities, nine of which are in operation and three of which are under development. The Operating Partnership owns MPT Development Services, Inc., a Delaware corporation and the Company and MPT Development Services, Inc. have elected for MPT Development Services, Inc. to be a taxable REIT subsidiary (a "TRS").


      In giving this opinion, we have examined the following documents:

      1. The Company's Articles of Incorporation filed on August 27, 2003 with the Department of Assessments and Taxation of the State of Maryland, as amended and restated by Second Articles

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      of Amendment and Restatement filed on March 29, 2004 and as corrected by the Certificate of Correction to the Second Articles of Amendment and Restatement filed on January 3, 2005;

      2. The Company's Amended and Restated Bylaws;

      3. The Registration Statement;

      4. The First Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated February 29, 2004 (the "Operating Partnership Agreement") and all amendments thereto;

      5. The organizational documents of the Subsidiaries;

      6. The TRS election for MPT Development Services, Inc.;

      7. The Loan Agreement dated August 17, 2004 by and among MPT Development Services, Inc., the Operating Partnership, and Highmark Healthcare, LLC (now known as Vibra Healthcare, LLC) and certain of its operating subsidiaries (the "Loan Agreement");

      8. The Security Agreement dated July 1, 2004 among Highmark Healthcare, LLC and certain of its operating subsidiaries and MPT Development Services, Inc., as amended by the First Amendment to Security Agreement dated August 17, 2004 (the "Security Agreement");

      9. The Loan Guaranty dated July 1, 2004 among Senior Real Estate Holdings, LLC dba The Hollinger Group, Highmark Management, LLC, and Brad E. Hollinger, as Guarantors, and MPT Development Services, Inc., the Operating Partnership and their affiliates, as amended and restated by the Amended and Restated Loan Guaranty dated August 17, 2004 (the "Loan Guaranty");

      10. The Pledge Agreement dated July 1, 2004 among Highmark Healthcare, LLC and Brad E. Hollinger, as Pledgors and the Operating Partnership and MPT Development Services, Inc., as amended by the First Amendment to the Pledge Agreement dated August 17, 2004 (the "Pledge Agreement");

      11. The Subordination Agreement dated July 1, 2004 among Highmark Healthcare, LLC, Highmark Management, LLC and certain of their affiliates and the Operating Partnership, and MPT Development Services, Inc., as amended and restated by the Amended and Restated Subordination Agreement dated August 17, 2004 (the "Subordination Agreement");

      12. The Promissory Notes dated July 1, 2004 of Highmark Healthcare, LLC, as Maker, and MPT Development Services, Inc., as Lender, as amended by the Amendment to Promissory Note dated August 17, 2004;

      13. The Promissory Note dated August 17, 2004 of Highmark Healthcare, LLC, as Maker, and the Operating Partnership, as Lender;

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      14. The Promissory Note dated July 1, 2004 of Highmark Healthcare, LLC and certain of its affiliates, as Makers, and MPT Development Services, Inc., as Lender, as amended by the Amendment to Promissory Note dated August 17, 2004, the Second Amendment to Promissory Note dated October 1, 2004, the Third Amendment to Promissory Note dated December 31, 2004 and the Fourth Amendment to Promissory Note dated January 31, 2005;

      15. The Promissory Note dated July 1, 2004 of MPT Development Services, Inc., as Maker, and the Operating Partnership, as Lender in the principal amount of $6,197,642.00; and

      16. The Promissory Note dated July 1, 2004 of MPT Development Services, Inc., as Maker, and the Operating Partnership, as Lender in the principal amount of $41,415,986.00.

      17. The Intercreditor Agreement dated February 9, 2005 by and among Vibra Healthcare, LLC and certain of its affiliates, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., MPT Development Services, Inc. and the Operating Partnership and certain of its affiliates.

      In connection with the opinions rendered below, we have assumed, with your consent, that:

           1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

           2. except for the Company, for which no assumption is made, each partner of the Operating Partnership (a "Partner") that is a corporation or other entity has a valid legal existence; and

           3. each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby.

      In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations and covenants contained in that certain certificate dated July 5, 2005 and executed by R. Steven Hamner as Executive Vice President and Chief Financial Officer of the Company (the "Officer's Certificate"). To the extent such representations and covenants speak to the intended ownership or operations of the Company, we assume that the Company will in fact be owned and operated in accordance with such stated intent. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such representations.

      Based on the documents and assumptions set forth above and the factual representations set forth in the Officer's Certificate, we are of the opinion that:

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            (a)   the Company is and has been organized in conformity with the requirements for qualification to be taxed as a REIT under the Code commencing with its initial taxable year ended December 31, 2004, and the Company's current and proposed method of operations as described in the Registration Statement and as represented to us by it satisfies currently, and will enable it to continue to satisfy in the future, the requirements for such qualification and taxation as a REIT under the Code;


            (b) the loans made by MPT Development Services, Inc. pursuant to the Loan Agreement (i) are properly characterized as debt of the borrowers rather than equity securities of the borrowers under principles of federal income tax law, and (ii) if those loans were treated as having been made by the Operating Partnership instead of MPT Development Services, Inc. under applicable federal income tax principles, such loans would constitute "straight-debt securities" of the borrowers, as defined in Sections 856(m)(1)(a) and 856(m)(2) of the Code; and

            (c) the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption "United States Federal Income Tax Considerations" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the common stock of the Company.

      We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

      The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

      The foregoing opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the purchasers of the common stock of the Company pursuant to the Registration Statement (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior express written consent.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. under the captions "United States Federal Income Tax Considerations" and "Legal Matters" in the Registration

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Statement. In giving this consent, we do not admit that we are in the category of the persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

                              Very truly yours,

                              Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

                              By: /s/ Thomas O. Kolb
                                  ----------------------------
                                  Thomas O. Kolb
                                  Authorized Representative